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                                                                   EXHIBIT 10.22



                                February 10, 2000




Mr. Kenneth J. Wessels
503 Harrington Road
Wayzata, MN 55391

                  Re:      Supplement to Revised Employment Terms for 2000

Dear Ken:

As we have discussed, in addition to the amounts determined as set forth in the letter agreement between us dated December 15, 1999, the Company will pay you a lump sum of $500,000 for additional consulting and other services to be rendered by you to the Company during the year. This amount will be paid to you on or by not later than February 15, 2000.

If these terms are satisfactory to you, please indicate your acceptance by signing and returning to me the enclosed copy of this letter.

Sincerely,



Irving Weiser



Accepted and agreed this ___ day of February, 2000.



--------------------------
Kenneth J. Wessels